EXHIBIT 16







May 20, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 14, 1996, of BT Office Products International, Inc. and are in agreement with the statements contained in the second through fourth paragraphs and the first sentence in the fifth paragraph of page 2 and the two paragraphs on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant's statement concerning our having advised the registrant of a material weakness in internal controls at the registrant's New York Division included in the fourth paragraph under Item 4 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1995 financial statements.





                                       /s/ Ernst & Young LLP
                                       ------------------------------

                               Page 6 of 6 pages